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ANTHERA PHARMACEUTICALS, INC.
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Dear Fellow Shareholders,

The coming year promises to be exciting.  Since 2012, we have been working relentlessly to transform our company by advancing both blisibimod, and more recently, Sollpura, into final stage clinical studies and closer to patients. Throughout 2015 we made remarkable strides in advancing our goal of developing therapies we believe will change the lives of people with autoimmune diseases and cystic fibrosis.

We initiated the SOLUTION Phase 3 registration study of Sollpura™ (liprotamase) capsules in patients with exocrine pancreatic insufficiency with the support of a grant from Cystic Fibrosis Foundation Therapeutics (“CFFT).  Later this year we will begin studies with a sachet powder form of Sollpura™ for administration to young children or those who would like the convenience of a liquid enzyme replacement option. We completed the enrollment of our first Phase 3 study of blisibimod, CHABLIS-SC1, in systemic lupus erythematous (“SLE”) and continue to gear up our second Phase 3 study in SLE later this year.  Our BRIGHT-SC proof of concept study in patients with IgA nephropathy will report data later this year following the termination of our partnership in Japan.  We strengthened our balance sheet through public placements of common stock, cost reimbursement from our partner in Japan, and a research award from CFFT.  As a result of these efforts, we are well positioned to fund our clinical programs through all the inflection points in 2016.

We remain exceedingly thankful to the doctors, nurses, researchers, patients and their friends and families who have contributed their time, energy, and passion into developing new hope for people in need.  I encourage you to read through our recent 10-K filing to understand further the dramatic strides we have made since 2012, throughout 2015 and excitedly, what lies ahead in 2016 – It will be a transformational year!

Paul